American Enterprise Corporation and NanobacLabs Pharmaceuticals, Inc. Sign Letter of Intent

TAMPA, Fla.--(BUSINESS WIRE)--May 29, 2003--American Enterprise Corporation ("AMER" or "the Company") AMER announced today that it has signed a letter of intent to acquire controlling interest in NanobacLabs Pharmaceuticals, Inc. ("NanobacLabs") through a common stock share exchange. NanobacLabs is a private biotechnology and nanotechnology specialty pharmaceutical company based in Tampa, Florida. NanobacLabs develops innovative prescription nanobiotics that target Nanobacterial infections.

NanobacLabs has developed NanobacTX (for atherosclerosis), UroBac (for urology) and DermaBac (for dermatology) which are patent-pending prescription nanobiotic compounds for the treatment of nanobacterial infections. Nanobacteria have been implicated as the cause of pathological (disease-related) calcification in atherosclerotic plaque and other diseases.

"We are excited with the prospect of joining forces with American Enterprise," said NanobacLabs' Chairman and Chief Research Officer, Dr. Gary Mezo. "Through our union with American Enterprise, NanobacLabs hopes to accelerate R&D initiatives."

"A union with NanobacLabs positions the Company in the extremely promising fields of nanotechnology and biotechnology. The incubation, development and ultimate commercialization of disruptive technologies (technologies that positively shift the paradigm) is our mission. The affiliation with the founders and research scientists of NanobacLabs will also prove beneficial to AMER in other endeavors," stated John Stanton, CEO of AMER.

AMER is a holding company organized into distinct, stand-alone technology and service business units. Each business unit is intended to grow organically and through acquisitions. The Company anticipates an accretive value from each business unit, as well as potential value through the spin-off of mature, stand-alone corporations.

John Stanton, CEO

Information set forth in this report relates to future events and expectations and as such constitutes "Forward-Looking Statements" within the meaning of the Private Securities Litigation Act of 1995. The words "believes," "anticipates," "plans," "expects," and similar expressions in this report are intended to identify forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance or achievements of the Company to materially differ from any future results, performance, or achievements expressed or implied by such forward-looking statements and to vary significantly from reporting period to reporting period. Although, management believes that the assumptions made and expectations reflected in the forward-looking statements are reasonable. There is no assurance that the underlying assumptions will, in fact, prove to be correct or that actual future results will not be different from the expectations expressed in this report.

Contact Information:
American Enterprise Corporation, Tampa
Beverly Mercer, 813/287-9733 x237
bmercer@amercorporation.net